                                     [LOGO]
                                      GW&K
                                    The
                                    Gannett
                                    Welsh &
                                    Kotler
                                    Funds


                        --------------------------------
                                GW&K Equity Fund
                        --------------------------------
                           GW&K Large Cap Growth Fund
                        --------------------------------


                                 Annual Report
                               September 30, 2001

                        The Gannett Welsh & Kotler Funds


222 Berkeley Street
Boston, Massachusetts 02116

BOARD OF TRUSTEES
Zoe Aponte
Benjamin H. Gannett
Morton S. Grossman
Harold G. Kotler
Timothy P. Neher
Josiah A. Spaulding, Jr.
Allan Tofias

INVESTMENT ADVISER
GANNETT WELSH & KOTLER, INC.
222 Berkeley Street
Boston, Massachusetts 02116
(617) 236-8900

TRANSFER AGENT
INTEGRATED FUND SERVICES, INC.
P.O. Box 5354
Cincinnati, Ohio 45201-5354

Shareholder Service
Nationwide: (Toll-Free) 888-GWK-FUND
                       (888-495-3863)

                                                              FORM IFS- 129-0111

GW&K EQUITY FUND
LETTER TO SHAREHOLDERS                                         NOVEMBER 12, 2001
================================================================================

Dear Fellow Shareholders,

This annual report is the fifth for the GW&K Equity Fund. Without question, it has also been the most difficult of the years the Fund has been in operation. All of us at Gannett Welsh & Kotler send our sympathy to those affected by the tragic events of September 11th, and our support to those who are searching for peace and justice.

At September 30, the GW&K Equity Fund had assets of $75 million, down from $99 million a year ago, while net additions amounted to $13 million for the past twelve months.

The Fund's total return (price change and reinvested distributions) for the year ended September 30, 2001, was -33.91%. The Standard & Poor's 500 Index declined by -26.62%, while the Russell 2000 Index of smaller companies had a -21.21% drop in value. Lipper Analytical Services places the Fund in the Multi-Cap Growth category where the average fund declined by -50.14%. Our return placed us 63rd out of the 427 funds, or in the 15th percentile. The Morningstar Growth and Income group showed an average return of -19.03%, placing your Fund in the 90th percentile.

For the past quarter, the Fund was down -20.75%, which compares with -14.68% and -20.79% for the S&P 500 and the Russell 2000 indices, respectively. Your Fund's quarterly return was in the 29th percentile of the Lipper Multi-Cap Growth group and in the 96th percentile of the Morningstar Growth and Income group.

From these comparisons, one can see the sharp difference in returns from growth and value holdings, with growth funds down more than twice the decline in the more value oriented growth and income funds. For the GW&K Equity Fund, our strategy of finding representative holdings among both growth and value stocks has allowed for better than average results for the past several years. The Fund received a four star rating by Morningstar for the three-year period ended September 30, 2001.

A year ago, our results were well ahead of our benchmarks. Nevertheless, the trimming, but not outright sale, of high priced technology positions and new commitments to the telecommunications sector pushed our results closer to the growth funds. In addition, several long-term holdings have come under scrutiny for slowing growth and the markets reaction has been severe. We believed the economy was heading for a recession before the tragic events of September 11th. Clearly, the earnings picture will dim further before brightening. We have made moves away from companies with less certain earnings ahead and added to positions with more consistent expected results.

GW&K EQUITY FUND
LETTER TO SHAREHOLDERS                                         NOVEMBER 12, 2001
================================================================================

The economic picture remains a puzzle. The Federal Reserve has applied unprecedented liquidity and, as we write this letter, the government is adding to the fiscal moves already announced. We can only hope that the legislation is more than a short-term fix and tackles long-term problems. Until the consumers' confidence lifts, we do not expect much good economic news. It is a time of caution and careful analysis of the likelihood of our holdings producing close to anticipated results. We are concentrating on areas of the economy less affected by business downturns, such as those in the healthcare, retailing, financial and consumer product industries. In addition, our cash has been increased to more than 10% of the portfolio as a reserve to make investments in good businesses when their shares are down.

Our plan going forward is unchanged. We spend our research effort finding businesses that have the highest likelihood of continued success and then stay with them. We have experienced other periods of revaluation, but in the long run our approach has given shareholders favorable long-term results.

Sincerely,

Edward B. White, CFA, CIC
GW&K Equity Fund
Portfolio Manager

GW&K LARGE CAP GROWTH FUND
LETTER TO SHAREHOLDERS                                         NOVEMBER 12, 2001
================================================================================

Dear Fellow Shareholders,

For the six-month period that ended September 30, 2001, the Fund was down -20.17% compared with -12.63% for the Russell 1000 Growth Index and -15.41 for the Lipper Large Cap Growth Fund Average. For the 12 months that ended September 30, 2001, the Fund was down -52.34% compared with -45.64% for the Russell 1000 Growth Index and -43.77% for the Lipper Large Cap Growth Fund Average. This has been a difficult period for growth investors.

The market for large cap growth stocks was exceptionally challenging over the last 12 months, posting the worst 12-month return in over 20 years and only the fourth one-year period of negative returns. These stocks had high valuations and were hit hard as the economy slowed dramatically and capital spending dried up. The Federal Reserve continued to aggressively lower interest rates to stimulate the economy. However, despite snapbacks in January and April, these Fed actions were not enough to spur a sustained market rally, as investors shifted their focus towards value and more defensive stocks. The September 11th terrorist attack will likely force the U.S. economy into a recession, with consumer spending slowing as layoffs accelerate and consumer confidence weakens. Capital investments continue to be extremely weak as companies reduce spending or delay projects into 2002. As for profits, slower sales and lower margins are leading to earnings below already reduced expectations and keeping price/earnings ratios high.

Our underperformance was attributable primarily to our technology, retail and communication holdings. In technology, our long-term investment focus was a detractor as we held onto EMC, Nokia, and Ciena -- companies with strong long-term prospects that were hurt from lower capital spending and high valuations. In retail, CVS was a major negative due to disappointing earnings and Home Depot and Staples due to concerns about slowing consumer spending. The communications sector was very weak, and although we reduced our weightings during the period, it was still a drag on performance.

Looking ahead, we are optimistic about the economy and the outlook for growth stocks in the coming year. Large cap growth stocks have not had two successive 12-month periods of negative returns. Our expectation is for a recession followed by a rebound in 2002 with the equity market leading the economic recovery by about six months. The recovery scenario is based on: accommodative monetary policy and the lowest interest rates in 40 years; a benign inflation environment; strong fiscal policy with tax cuts and a proposed stimulus package; and easier earnings comparisons.

We are focusing on companies that are well positioned with excellent long-term growth prospects, attractive valuations, strong balance sheets and substantive recurring revenue particularly in the

GW&K LARGE CAP GROWTH FUND
LETTER TO SHAREHOLDERS                                         NOVEMBER 12, 2001
================================================================================

technology sector. We are using the weakness in the market to invest in companies with excellent long-term growth prospects at attractive valuations in the technology, healthcare, retail and financial sectors. Selective retailers should benefit from the mortgage refinancing cycle and our focus is on discounters, hard goods and companies that are gaining market share. Our financial holdings will benefit from demographic trends; the resurgence of the capital markets; and are leaders in their segment or market.

We continue to stay true to our investment style even when the market favors other styles. We believe growth investors should benefit from the factors that we anticipate will drive the economic and earnings recovery.

Sincerely,

Luis M. Raposo, CFA
GW&K Large Cap Growth Fund
Portfolio Manager

                                GW&K EQUITY FUND

Comparison of the Change in Value since August 1, 1991* of a $10,000 Investment in the GW&K Equity Fund, the S&P 500 Index and the Russell 2000 Index

                                [GRAPHIC OMITTED]

              GW&K EQUITY FUND                              $34,789
              S&P 500 INDEX                                 $33,230
              RUSSELL 2000 INDEX                            $27,165

                        ---------------------------------
                                GW&K EQUITY FUND
                          AVERAGE ANNUAL TOTAL RETURNS

                        1 YEAR                    (33.91)%
                        5 YEARS                    11.16%
                        SINCE INCEPTION*           13.04%
                        ---------------------------------

            Past performance is not predictive of future performance.

*Combines the performance of the Fund, since its commencement of operations on December 10, 1996, and the performance of GW&K Equity Fund, L.P. for periods prior to December 10, 1996. It should be noted that: (1) the Fund's quoted performance data includes performance for periods before the Fund's registration statement became effective; (2) the Fund was not registered under the Investment Company Act of 1940 (the 1940 Act) during such periods and, therefore, was not subject to certain investment restrictions imposed by the 1940 Act; and (3) if the Fund had been registered under the 1940 Act during such periods, performance may have been adversely affected.

                           GW&K LARGE CAP GROWTH FUND

Comparison of the Change in Value of a $10,000 Investment in the GW&K Large Cap
       Growth Fund, the Russell 1000 Growth Index** and the S&P 500 Index

                                [GRAPHIC OMITTED]

              GW&K LARGE CAP GROWTH FUND                    $ 4,790
              RUSSELL 1000 INDEX                            $ 5,144
              S&P 500 INDEX                                 $ 7,267

                        ---------------------------------
                           GW&K LARGE CAP GROWTH FUND
                          AVERAGE ANNUAL TOTAL RETURNS

                        1 YEAR                   (52.34%)
                        SINCE INCEPTION*         (44.45%)
                        ---------------------------------

            Past performance is not predictive of future performance.

*Initial public offering of shares was July 1, 2000.

**On August 21, 2002, the Fund's Benchmark was changed from the S&P 500 Index to the Russell 1000 Growth Index. The Fund's management believes that the Russell 1000 Growth Index more accurately reflects the composition of the GW&K Large Cap Growth Fund.

THE GANNETT WELSH & KOTLER FUNDS
STATEMENTS OF ASSETS AND LIABILITIES
SEPTEMBER 30, 2001

==============================================================================================
                                                                                     GW&K
                                                                     GW&K          LARGE CAP
                                                                    EQUITY          GROWTH
                                                                     FUND            FUND
----------------------------------------------------------------------------------------------
ASSETS
Investments in securities:
   At cost ...................................................   $ 67,334,296    $  2,184,401
                                                                 ============    ============
   At market value ...........................................   $ 75,201,731    $  1,481,703
Dividends receivable .........................................        127,638           3,808
Receivable for securities sold ...............................        504,759           5,976
Receivable for capital shares sold ...........................         16,669              --
Organization expenses, net ...................................          1,675              --
Receivable from Adviser ......................................             --          33,700
Other assets .................................................         23,355           4,847
                                                                 ------------    ------------
   TOTAL ASSETS ..............................................     75,875,827       1,530,034
                                                                 ------------    ------------
LIABILITIES
Payable for capital shares redeemed ..........................         46,663              --
Payable for securities purchased .............................        409,622              --
Payable to affiliates ........................................         61,121           4,000
Other accrued expenses and liabilities .......................         49,167          15,718
                                                                 ------------    ------------
   TOTAL LIABILITIES .........................................        566,573          19,718
                                                                 ------------    ------------

NET ASSETS ...................................................   $ 75,309,254    $  1,510,316
                                                                 ============    ============
Net assets consist of:
Paid-in capital ..............................................   $ 71,972,533    $  2,889,879
Accumulated net realized losses from security transactions ...     (4,530,714)       (676,865)
Net unrealized appreciation (depreciation) on investments ....      7,867,435        (702,698)
                                                                 ------------    ------------
Net assets ...................................................   $ 75,309,254    $  1,510,316
                                                                 ============    ============
Shares of beneficial interest outstanding (unlimited
   number of shares authorized, no par value) ................      6,128,746         315,344
                                                                 ============    ============

Net asset value, offering price and redemption price per share   $      12.29    $       4.79
                                                                 ============    ============

See accompanying notes to financial statements.

THE GANNETT WELSH & KOTLER FUNDS
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2001

====================================================================================================
                                                                                           GW&K
                                                                           GW&K         LARGE CAP
                                                                          EQUITY          GROWTH
                                                                           FUND            FUND
----------------------------------------------------------------------------------------------------
INVESTMENT INCOME
   Dividends .......................................................   $  1,147,353    $     13,256
                                                                       ------------    ------------
EXPENSES
   Investment advisory fees ........................................        949,149          17,774
   Administration fees .............................................         96,864          12,838
   Distribution expenses ...........................................         58,618           4,442
   Custodian fees ..................................................         57,571           1,462
   Accounting services fees ........................................         31,000          24,000
   Professional fees ...............................................         34,886          13,419
   Trustees' fees and expenses .....................................         13,341          13,341
   Registration fees ...............................................         20,856           3,253
   Transfer agent fees .............................................         12,000          12,000
   Reports to shareholders .........................................         16,890           3,084
   Postage and supplies ............................................         15,615           1,391
   Organization expenses ...........................................         10,608              --
   Pricing fees ....................................................          1,217           1,120
                                                                       ------------    ------------
      TOTAL EXPENSES ...............................................      1,318,615         108,124
   Fees waived and/or expenses reimbursed by the Adviser ...........       (132,459)        (85,912)
                                                                       ------------    ------------
      NET EXPENSES .................................................      1,186,156          22,212
                                                                       ------------    ------------

NET INVESTMENT LOSS ................................................        (38,803)         (8,956)
                                                                       ------------    ------------
REALIZED AND UNREALIZED LOSSES ON INVESTMENTS
   Net realized losses from security transactions ..................     (4,480,422)       (653,196)
   Net change in unrealized appreciation/depreciation on investments    (33,082,213)       (686,707)
                                                                       ------------    ------------

NET REALIZED AND UNREALIZED LOSSES ON INVESTMENTS ..................    (37,562,635)     (1,339,903)
                                                                       ------------    ------------

NET DECREASE IN NET ASSETS FROM OPERATIONS .........................   $(37,601,438)   $ (1,348,859)
                                                                       ============    ============

See accompanying notes to financial statements.

THE GANNETT WELSH & KOTLER FUNDS
STATEMENTS OF CHANGES IN NET ASSETS

=====================================================================================================================
                                                                    GW&K                            GW&K
                                                                 EQUITY FUND                LARGE CAP GROWTH FUND
                                                        -------------------------------------------------------------
                                                            YEAR            YEAR            YEAR           PERIOD
                                                            ENDED           ENDED           ENDED           ENDED
                                                          SEPT. 30,       SEPT. 30,       SEPT. 30,       SEPT. 30,
                                                            2001            2000            2001           2000(A)
---------------------------------------------------------------------------------------------------------------------
FROM OPERATIONS
   Net investment loss ..............................   $    (38,803)   $    (75,001)   $     (8,956)   $     (2,199)
   Net realized gains (losses) from
      security transactions .........................     (4,480,422)     11,593,607        (653,196)        (23,669)
   Net change in unrealized appreciation/depreciation
      on investments ................................    (33,082,213)     22,863,110        (686,707)        (15,991)
                                                        ------------    ------------    ------------    ------------
Net increase (decrease) in net assets from operations    (37,601,438)     34,381,716      (1,348,859)        (41,859)
                                                        ------------    ------------    ------------    ------------

FROM DISTRIBUTIONS TO SHAREHOLDERS
   Distributions from net realized gains ............    (11,526,155)     (1,725,055)             --              --
                                                        ------------    ------------    ------------    ------------

FROM CAPITAL SHARE TRANSACTIONS
   Proceeds from shares sold ........................     23,430,558      18,519,421       1,081,214       2,266,900
   Net asset value of shares issued in
      reinvestment of distributions to shareholders .     11,278,817       1,706,053              --              --
   Payments for shares redeemed .....................    (10,191,565)    (14,403,952)       (431,410)        (15,670)
                                                        ------------    ------------    ------------    ------------
Net increase in net assets from capital
   share transactions ...............................     24,517,810       5,821,522         649,804       2,251,230
                                                        ------------    ------------    ------------    ------------

TOTAL INCREASE (DECREASE) IN NET ASSETS .............    (24,609,783)     38,478,183        (699,055)      2,209,371

NET ASSETS
   Beginning of period ..............................     99,919,037      61,440,854       2,209,371              --
                                                        ------------    ------------    ------------    ------------
   End of period ....................................   $ 75,309,254    $ 99,919,037    $  1,510,316    $  2,209,371
                                                        ============    ============    ============    ============
NUMBER OF SHARES
   Sold .............................................      1,353,256         983,130         153,385         221,370
   Reinvested .......................................        698,444         110,139              --              --
   Redeemed .........................................       (631,537)       (777,082)        (57,897)         (1,514)
                                                        ------------    ------------    ------------    ------------
   Net increase in shares outstanding ...............      1,420,163         316,187          95,488         219,856
   Shares outstanding, beginning of period ..........      4,708,583       4,392,396         219,856              --
                                                        ------------    ------------    ------------    ------------
   Shares outstanding, end of period ................      6,128,746       4,708,583         315,344         219,856
                                                        ============    ============    ============    ============

(A) Represents the period from the initial public offering of shares (July 1, 2000) through September 30, 2000.

See accompanying notes to financial statements.

THE GANNETT WELSH & KOTLER FUNDS
GW&K EQUITY FUND
FINANCIAL HIGHLIGHTS

=====================================================================================================================
                                               YEAR           YEAR           YEAR           YEAR          PERIOD
                                              ENDED          ENDED          ENDED          ENDED           ENDED
                                             SEPT. 30       SEPT. 30,      SEPT. 30,      SEPT. 30,      SEPT. 30,
                                               2001           2000           1999           1998          1997(A)
---------------------------------------------------------------------------------------------------------------------
PER SHARE DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD:
Net asset value at beginning
   of period ............................   $    21.22     $    13.99     $    10.90     $    12.93     $    10.00
                                            ----------     ----------     ----------     ----------     ----------
Income (loss) from investment operations:
   Net investment income (loss) .........        (0.01)         (0.02)         (0.01)          0.03           0.03
   Net realized and unrealized gains
      (losses) on investments ...........        (6.65)          7.64           3.13          (0.80)          2.90
                                            ----------     ----------     ----------     ----------     ----------
Total from investment operations ........        (6.66)          7.62           3.12          (0.77)          2.93
                                            ----------     ----------     ----------     ----------     ----------
Less distributions:
   Dividends from net investment
      income ............................           --             --          (0.02)         (0.04)            --
   Distributions from net realized
      gains .............................        (2.27)         (0.39)         (0.01)         (1.22)            --
                                            ----------     ----------     ----------     ----------     ----------
Total distributions .....................        (2.27)         (0.39)         (0.03)         (1.26)            --
                                            ----------     ----------     ----------     ----------     ----------

Net asset value at end of period ........   $    12.29     $    21.22     $    13.99     $    10.90     $    12.93
                                            ==========     ==========     ==========     ==========     ==========
RATIOS AND SUPPLEMENTAL DATA:

Total return ............................     (33.91)%         55.53%         28.62%        (5.99)%         29.30%(B)
                                            ==========     ==========     ==========     ==========     ==========

Net assets at end of period (000's) .....   $   75,309     $   99,919     $   61,441     $   47,184     $   37,347
                                            ==========     ==========     ==========     ==========     ==========
Ratio of net expenses to average
   net assets(C) ........................        1.25%          1.25%          1.25%          1.25%          1.25%(D)

Ratio of net investment income (loss)
   to average net assets ................      (0.04)%        (0.09)%        (0.08)%          0.27%          0.43%(D)

Portfolio turnover rate .................          25%            38%            28%            30%            13%(D)

(A) Represents the period from the initial public offering of shares (December 10, 1996) through September 30, 1997.
(B)  Not annualized.
(C) Absent fee waivers and/or reimbursements by the Adviser, the ratios of expenses to average net assets would have been 1.39%, 1.33%, 1.36%, 1.41% and 1.51%(D) for the periods ended September 30, 2001, 2000, 1999, 1998 and 1997, respectively.
(D)  Annualized.

See accompanying notes to financial statements.

THE GANNETT WELSH & KOTLER FUNDS
GW&K LARGE CAP GROWTH FUND
FINANCIAL HIGHLIGHTS

===========================================================================================
                                                                    YEAR        PERIOD
                                                                   ENDED         ENDED
                                                                 SEPT. 30,     SEPT. 30,
                                                                    2001        2000(A)
-------------------------------------------------------------------------------------------
PER SHARE DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD:
Net asset value at beginning of period .......................   $   10.05     $   10.00
                                                                 ---------     ---------
Income (loss) from investment operations:
   Net investment loss .......................................       (0.03)        (0.01)
   Net realized and unrealized gains (losses) on investments .       (5.23)         0.06
                                                                 ---------     ---------
Total from investment operations .............................       (5.26)         0.05
                                                                 ---------     ---------

Net asset value at end of period .............................   $    4.79     $   10.05
                                                                 =========     =========
RATIOS AND SUPPLEMENTAL DATA:

Total return .................................................    (52.34)%         0.50%(B)
                                                                 =========     =========

Net assets at end of period (000's) ..........................   $   1,510     $   2,209
                                                                 =========     =========

Ratio of net expenses to average net assets(C) ...............       1.25%         1.23%(D)

Ratio of net investment loss to average net assets ...........     (0.50)%       (0.62)%(D)

Portfolio turnover rate ......................................         46%           38%(D)

(A) Represents the period from the initial public offering of shares (July 1, 2000) through September 30, 2000.
(B)  Not annualized.
(C) Absent fee waivers and expenses reimbursed by the Adviser, the ratios of expenses to average net assets would have been 6.09% and 7.61%(D) for the periods ended September 30, 2001 and 2000, respectively.
(D)  Annualized.

See accompanying notes to financial statements.

THE GANNETT WELSH & KOTLER FUNDS
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2001
================================================================================

1.   ORGANIZATION
The GW&K Equity Fund is a diversified series of shares of The Gannett Welsh & Kotler Funds (the Trust) and the GW&K Large Cap Growth Fund is a non-diversified series of shares of the Trust (individually, a Fund, and collectively, the Funds). The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Trust was established as a Massachusetts business trust under a Declaration of Trust dated April 24, 1996. The Declaration of Trust, as amended, permits the Trustees to issue an unlimited number of shares of each Fund.

The Trust commenced operations on October 17, 1996, when shares of the GW&K Equity Fund were issued at $10.00 per share to affiliates of Gannett Welsh & Kotler, Inc., (the Adviser) the Funds' investment adviser, in order to provide the initial capitalization of the Trust.

On December 10, 1996, the GW&K Equity Fund, prior to offering shares to the public, exchanged its shares for portfolio securities of GW&K Equity Fund, L.P. (the Partnership) as part of a tax-free reorganization of the Partnership. The GW&K Equity Fund acquired the securities of the Partnership at the Partnership's cost basis and holding periods, thus resulting in the acquisition of securities with unrealized appreciation of $6,218,882 as of December 10, 1996. Subsequent to the exchange transaction, the Fund began its initial public offering of shares.

The GW&K Large Cap Growth Fund began its initial public offering of shares on July 1, 2000.

The GW&K Equity Fund seeks long-term total return, from a combination of capital growth and growth of income, by investing in a diversified portfolio of equity securities.

The GW&K Large Cap Growth Fund seeks long-term growth of capital by investing in a portfolio of large capitalization equity securities.

2.   SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the Funds' significant accounting policies:

Security valuation -- The Funds' portfolio securities are valued as of the close of business of the regular session of trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time). U.S. Government obligations, mortgage-backed securities and municipal obligations are generally valued at their most recent bid prices as obtained from one or more of the major market makers for such securities or are valued by an independent pricing service based on estimates of market values obtained from yield data relating to instruments or securities with similar characteristics. Portfolio securities traded on stock exchanges or quoted by Nasdaq are valued at the closing sales price or, if not traded on a particular day, at the closing bid price. Securities traded in the over-the-counter market, and which are not quoted by Nasdaq, are valued at the last sales price, if available, otherwise, at the last quoted bid price. Securities for which market quotations are not readily available are valued at their fair value as determined in good faith in accordance with consistently applied procedures approved by and under the general supervision of the Board of Trustees.

Share valuation -- The net asset value per share of each Fund is calculated daily by dividing the total value of each Fund's assets, less liabilities, by the number of shares outstanding. The offering price and redemption price per share of each Fund is equal to the net asset value per share.

Investment income -- Interest income is recognized on the accrual basis and includes, where applicable, the amortization of premium or discount. Dividend income is recorded on the ex-dividend date.

Distributions to shareholders -- Dividends arising from net investment income, if any, are declared and paid annually to shareholders of the Funds. With respect to each Fund, net realized short-term capital gains, if any, may be distributed throughout the year and net realized long-term capital gains, if any, are distributed at least once each year. Income dividends and capital gain distributions are determined in accordance with income tax regulations.

Securities transactions -- Security transactions are accounted for on the trade date. Securities sold are determined on a specific identification basis.

Organizational expenses -- Expenses of organization, net of certain expenses paid by the Adviser, have been capitalized by the GW&K Equity Fund and are being amortized on a straight-line basis over five years.

Estimates  --  The  preparation  of  financial  statements  in  conformity  with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Federal income tax -- It is each Fund's policy to comply with the special provisions of the Internal Revenue Code applicable to regulated investment companies. As provided therein, in any fiscal year in which a Fund so qualifies and distributes at least 90% of its taxable net income, the Fund (but not the shareholders) will be relieved of federal income tax on the income distributed. Accordingly, no provision for income taxes has been made.

In order to avoid imposition of the excise tax applicable to regulated investment companies, it is also each Fund's intention to declare as dividends in each calendar year at least 98% of its net investment income (earned during the calendar year) and 98% of its net realized capital gains (earned during the twelve months ending October 31) plus undistributed amounts from prior years.

The following information is based upon the federal income tax cost of portfolio investments as of September 30, 2001:

--------------------------------------------------------------------------------
                                                                       GW&K
                                                       GW&K         LARGE CAP
                                                      EQUITY          GROWTH
                                                       FUND            FUND
--------------------------------------------------------------------------------
Gross unrealized appreciation ..................   $ 15,985,079    $     50,411
Gross unrealized depreciation ..................     (8,479,065)       (781,606)
                                                   ------------    ------------
Net unrealized appreciation (depreciation) .....   $  7,506,014    $   (731,195)
                                                   ============    ============

Federal income tax cost ........................   $ 67,695,717    $  2,212,898
                                                   ============    ============
--------------------------------------------------------------------------------

The difference between the federal income tax cost of portfolio investments and financial statement cost for the Funds is due to certain timing differences in the recognition of capital losses under income tax regulations and generally accepted accounting principles.

As of September 30, 2001 the GW&K Equity Fund and GW&K Large Cap Growth Fund had capital loss carryforwards for federal income tax purposes of $2,452,231 and $6,880, respectively, which expire September 30, 2009. In addition, the GW&K Equity Fund and GW&K Large Cap Growth Fund elected to defer until their subsequent tax year $1,717,062 and $641,488, respectively, of net realized capital losses incurred after October 31, 2000. These capital loss carryforwards and "post-October" losses may be utilized in future years to offset net realized capital gains, if any, prior to distribution to shareholders.

Reclassification of capital accounts - As of September 30, 2001, the GW&K Equity Fund and GW&K Large Cap Growth Fund reclassified $38,803 and $8,956, respectively, of net investment losses to paid-in capital on the Statements of Assets and Liabilities. In addition, the GW&K Equity Fund reclassified $369 of realized capital gains to paid-in capital on the Statements of Assets and Liabilities. Such reclassifications, the result of permanent differences between financial statement and income tax reporting requirements, have no effect on each Fund's net assets or net asset value per share.

3.   INVESTMENT TRANSACTIONS
For the year ended September 30, 2001, the cost of purchases and proceeds from sales and maturities of investment securities, other than short-term investments, amounted to $34,393,573 and $21,485,408, respectively, for the GW&K Equity Fund and $1,549,642 and $758,210, respectively, for the GW&K Large Cap Growth Fund.

4.   TRANSACTIONS WITH AFFILIATES
The President and the Treasurer of the Trust are also principals of the Adviser. Certain other officers of the Trust are also officers of Integrated Fund Services, Inc. (IFS), the Trust's administrative services agent, shareholder servicing and transfer agent, and accounting services agent or IFS Fund Distributors, Inc. (the Underwriter), the Trust's principal underwriter.

ADVISORY AGREEMENT
Each Fund's investments are managed by the Adviser pursuant to the terms of an Advisory Agreement. Each Fund pays the Adviser a fee, which is computed and accrued daily and paid monthly, at an annual rate of 1.00% of its average daily net assets.

In order to reduce the operating expenses of the GW&K Equity Fund and GW&K Large Cap Growth Fund for the year ended September 30, 2001, the Adviser voluntarily waived advisory fees of $132,459 and $17,774, respectively. The Adviser also reimbursed other operating expenses of the GW&K Large Cap Growth Fund in the amount of $68,138.

ADMINISTRATION AGREEMENT
Under the terms of an Administration Agreement, IFS supplies executive and regulatory compliance services, supervises the preparation of tax returns, and coordinates the preparation of reports to shareholders and reports to and filings with the Securities and Exchange Commission and state securities authorities. For these services, IFS receives a monthly fee from each Fund at the annual rate of 0.10% on each Fund's respective average daily net assets up to $100 million; 0.075% on such net assets from $100 million to $200 million; and 0.05% on such net assets in excess of $200 million, subject to a $1,000 minimum monthly fee from each Fund.

TRANSFER AGENT AGREEMENT
Under the terms of a Transfer, Dividend Disbursing, Shareholder Service and Plan Agency Agreement, IFS maintains the records for each shareholder's account, answers shareholders' inquiries concerning their accounts, processes purchases and redemptions of each Fund's shares, acts as dividend and distribution disbursing agent and performs other shareholder service functions. For these services, IFS receives a monthly fee at an annual rate of $17 per shareholder account from each Fund, subject to a $1,000 minimum monthly fee for each Fund. In addition, each Fund pays IFS out-of-pocket expenses including, but not limited to, postage and supplies.

ACCOUNTING SERVICES AGREEMENT
Under the terms of an Accounting Services Agreement, IFS calculates the daily net asset value per share and maintains the financial books and records of each Fund. For these services, IFS receives a monthly fee, based on current asset levels, of $2,500 from GW&K Equity Fund and $2,000 from GW&K Large Cap Growth Fund. In addition, each Fund pays IFS certain out-of-pocket expenses incurred by IFS in obtaining valuations of such Fund's portfolio securities.

UNDERWRITING AGREEMENT
Under the terms of an Underwriting Agreement, the Underwriter serves as principal underwriter for the Funds and, as such, is the exclusive agent for the distribution of shares of each Fund. For these services, the Underwriter receives a monthly fee of $500 per Fund. The Underwriter is an affiliate of IFS by reason of common ownership.

PLAN OF DISTRIBUTION
The Trust has a Plan of Distribution (the Plan) under which each Fund may directly incur or reimburse the Adviser for expenses related to the distribution and promotion of capital shares. The annual limitation for payment of such expenses under the Plan is 0.25% of the average daily net assets of each Fund.

5.   ADOPTION OF NEW AUDIT GUIDE
The Funds will adopt the provisions of the AICPA Audit and Accounting Guide for Investment Companies, as revised, in the fiscal year ending September 30, 2002. Management of the Funds does not expect any material impact on results of operations or financial condition of the Funds upon adoption of the provisions of the Guide.

6.   FEDERAL TAX INFORMATION FOR SHAREHOLDERS (UNAUDITED)
On November 17, 2000, the GW&K Equity Fund declared and paid a long-term capital gain distribution of $1.8600 per share. In January of 2001, shareholders were provided with Form 1099-DIV which reported the amount and tax status of such capital gain distribution paid during the calendar year 2000. On September 25, 2001, the GW&K Equity Fund declared and paid a long-term capital gain distribution of $0.4112 per share. In January of 2002, shareholders will be provided with Form 1099-DIV which will report the amount and tax status of such capital gain distribution paid during the calendar year 2001.

GW&K EQUITY FUND
PORTFOLIO OF INVESTMENTS
SEPTEMBER 30, 2001
================================================================================
                                                                      MARKET
    SHARES   COMMON STOCKS --  88.5%                                   VALUE
--------------------------------------------------------------------------------
             BASIC MATERIALS-- 3.3%
   130,000   Universal Forest Products, Inc. ..................    $  2,472,600
                                                                   ------------
             CONSUMER, CYCLICAL -- 19.4%
    30,000   BJ's Wholesale Club, Inc. * ......................    $  1,428,300
    36,000   CVS Corp. ........................................       1,195,200
   100,000   DeVry, Inc. * ....................................       3,590,000
   140,000   Extended Stay America, Inc. * ....................       2,025,800
    41,000   Insight Communications Company, Inc. * ...........         754,400
    72,000   Lowe's Companies, Inc. ...........................       2,278,800
   105,000   Standard Pacific Corp. ...........................       2,048,550
   100,000   Staples, Inc. * ..................................       1,332,000
                                                                   ------------
                                                                   $ 14,653,050
                                                                   ------------
             CONSUMER, NON-CYCLICAL-- 11.1%
    35,000   General Mills, Inc. ..............................    $  1,592,500
    23,000   Merck & Co., Inc. ................................       1,531,800
    84,000   NCO Group, Inc. * ................................       1,149,120
    60,000   Panamerican Beverages, Inc. ......................       1,011,000
    24,000   PepsiCo, Inc. ....................................       1,164,000
    47,000   Pfizer, Inc. .....................................       1,884,700
                                                                   ------------
                                                                   $  8,333,120
                                                                   ------------
             ENERGY  --  8.1%
    90,000   AES Corp. * ......................................    $  1,153,800
    50,000   Noble Affiliates, Inc. ...........................       1,549,500
    80,000   Questar Corp. ....................................       1,614,400
    35,000   Royal Dutch Petroleum Company ....................       1,758,750
                                                                   ------------
                                                                   $  6,076,450
                                                                   ------------
             FINANCIAL SERVICES-- 15.3%
    50,000   Bank of New York Company, Inc. ...................    $  1,750,000
    35,000   BISYS Group, Inc. * ..............................       1,855,700
    55,000   Capital One Financial Corp. ......................       2,531,650
    45,000   Citigroup, Inc. ..................................       1,822,500
    60,000   Equity Office Properties Trust ...................       1,920,000
    33,000   MBIA, Inc. .......................................       1,650,000
                                                                   ------------
                                                                   $ 11,529,850
                                                                   ------------
             HEALTH CARE PRODUCTS & SERVICES--  6.7%
    26,000   Bristol-Myers Squibb Company .....................    $  1,444,560
    30,000   Cardinal Health, Inc. ............................       2,218,500
    55,000   IMS Health, Inc. .................................       1,377,750
                                                                   ------------
                                                                   $  5,040,810
                                                                   ------------

GW&K EQUITY FUND
PORTFOLIO OF INVESTMENTS (CONTINUED)
================================================================================
                                                                      MARKET
    SHARES   COMMON STOCKS -- 88.5% (CONTINUED)                        VALUE
--------------------------------------------------------------------------------
             INDUSTRIAL -- 4.7%
    40,000   General Electric Company .........................    $  1,488,000
    45,000   Tyco International, Ltd. .........................       2,047,500
                                                                   ------------
                                                                   $  3,535,500
                                                                   ------------
             TECHNOLOGY -- 11.0%
    32,000   Analog Devices, Inc. * ...........................    $  1,046,400
    30,000   Cabot Microelectronics Corp.* ....................       1,449,300
    70,000   Cognex Corp. * ...................................       1,373,400
    35,000   Dell Computer Corp. * ............................         648,550
    45,000   EMC Corp. * ......................................         528,750
   102,000   iGATE Capital Corp. * ............................         257,040
   102,600   JDS Uniphase Corp. * .............................         648,432
    60,000   McDATA Corp. * ...................................         503,400
   110,000   Oracle Corp. * ...................................       1,383,800
    65,000   Take-Two Interactive Software, Inc. * ............         459,550
                                                                   ------------
                                                                   $  8,298,622
                                                                   ------------
             UTILITIES -- 8.9%
    40,000   Broadwing, Inc.* .................................    $    643,200
    55,000   Enron Corp. ......................................       1,497,650
    35,000   Qwest Communications International, Inc. * .......         584,500
    58,000   Reliant Energy, Inc. .............................       1,526,560
    60,000   WorldCom, Inc. * .................................         902,400
   102,400   WorldCom, Inc. - MCI Group .......................       1,559,552
                                                                   ------------
                                                                   $  6,713,862
                                                                   ------------

             TOTAL COMMON STOCKS-- 88.5% (Cost $58,786,429) ...    $ 66,653,864
                                                                   ------------

================================================================================
                                                                      MARKET
    SHARES   CASH EQUIVALENTS -- 11.4%                                 VALUE
--------------------------------------------------------------------------------
 8,547,867   Merrimac Cash Fund - Institutional Class
             (Cost $8,547,867) ................................    $  8,547,867
                                                                   ------------
             TOTAL INVESTMENTS AT VALUE-- 99.9%
             (Cost $67,334,296) ...............................    $ 75,201,731

             OTHER ASSETS IN EXCESS OF LIABILITIES-- 0.1% .....         107,523
                                                                   ------------

             NET ASSETS-- 100.0% ..............................    $ 75,309,254
                                                                   ============

*    Non-income producing security.

 See accompanying notes to financial statements.

GW&K LARGE CAP GROWTH FUND
PORTFOLIO OF INVESTMENTS
SEPTEMBER 30, 2001
================================================================================
                                                                      MARKET
    SHARES   COMMON STOCKS-- 94.4%                                     VALUE
--------------------------------------------------------------------------------
             BASIC MATERIALS-- 1.8%
     1,000   Applied Materials * ..............................    $     28,440
                                                                   ------------
             CONSUMER, CYCLICAL-- 13.8%
       600   AOL Time Warner, Inc. * ..........................    $     19,860
     1,500   Bed Bath & Beyond, Inc. * ........................          38,190
     1,500   Comcast Corp. - Class A ..........................          53,805
     1,150   Home Depot, Inc. .................................          44,126
     2,500   Liberty Media Corporation * ......................          31,750
     1,500   Staples, Inc. * ..................................          19,980
                                                                   ------------
                                                                   $    207,711
                                                                   ------------
             CONSUMER, NON-CYCLICAL-- 13.4%
     2,500   CVS Corp. ........................................    $     83,000
     1,600   Pfizer, Inc. .....................................          64,160
     1,500   Schering-Plough Corporation ......................          55,650
                                                                   ------------
                                                                   $    202,810
                                                                   ------------
             FINANCIAL SERVICES-- 19.9%
     1,100   Citigroup, Inc. ..................................    $     44,550
       400   Concord EFS, Inc. * ..............................          19,580
     1,100   Fannie Mae .......................................          88,066
     1,000   FleetBoston Financial Corporation ................          36,250
       500   Goldman Sachs Group, Inc. ........................          35,675
       500   Providian Financial Corporation ..................          10,075
     3,000   U.S. Bancorp .....................................          66,540
                                                                   ------------
                                                                   $    300,736
                                                                   ------------
             HEALTH CARE PRODUCTS & SERVICES-- 11.3%
     1,000   Amgen * ..........................................    $     58,760
     1,000   Cardinal Health, Inc. ............................          73,950
     1,050   MedImmune, Inc. * ................................          37,412
                                                                   ------------
                                                                   $    170,122
                                                                   ------------
             INDUSTRIAL -- 9.0%
       750   Flextronics International Ltd. * .................    $     12,405
     2,400   Sanmina Corporation * ............................          32,592
     2,000   Tyco International, Ltd. .........................          91,000
                                                                   ------------
                                                                   $    135,997
                                                                   ------------

GW&K LARGE CAP GROWTH FUND
PORTFOLIO OF INVESTMENTS (CONTINUED)
================================================================================
                                                                      MARKET
    SHARES   COMMON STOCKS -- 94.4% (CONTINUED)                        VALUE
--------------------------------------------------------------------------------
             TECHNOLOGY -- 16.2%
       500   Amdocs Limited * .................................    $     13,325
     1,200   Analog Devices, Inc. * ...........................          39,240
     1,250   BEA Systems, Inc. * ..............................          11,988
       700   Brocade Communications Systems, Inc. * ...........           9,821
       500   CIENA Corp. * ....................................           5,145
     1,500   Dell Computer Corp. * ............................          27,795
     2,600   EMC Corporation * ................................          30,550
       800   Juniper Networks, Inc. * .........................           7,760
       700   McDATA Corp. * ...................................           5,872
       300   Microsoft Corporation * ..........................          15,351
     2,000   Nokia Oyj - ADR ..................................          31,300
       750   VERITAS Software Corp. * .........................          13,829
       900   Waters Corporation * .............................          32,193
                                                                   ------------
                                                                   $    244,169
                                                                   ------------
             UTILITIES  -- 9.0%
     1,600   Calpine Corporation * ............................    $     36,496
     2,100   Qwest Communications International, Inc. * .......          35,070
     4,200   WorldCom, Inc. - MCI Group .......................          63,966
                                                                   ------------
                                                                   $    135,532
                                                                   ------------

             TOTAL COMMON STOCKS -- 94.4% (Cost $2,128,215) ...    $  1,425,517
                                                                   ------------

================================================================================
                                                                      MARKET
    SHARES   CASH EQUIVALENTS -- 3.7%                                  VALUE
--------------------------------------------------------------------------------
    56,186   Merrimac Cash Fund - Institutional Class
             (Cost $56,186) ...................................    $     56,186
                                                                   ------------

             TOTAL INVESTMENTS AT VALUE-- 98.1% (Cost $2,184,401)  $  1,481,703

             OTHER ASSETS IN EXCESS OF LIABILITIES-- 1.9% .....          28,613
                                                                   ------------

             NET ASSETS-- 100.0% ..............................    $  1,510,316
                                                                   ============

*    Non-income producing security.

ADR - American Depository Receipt.

See accompanying notes to financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
================================================================================

To the Shareholders and Board of Trustees of the Gannett, Welsh & Kotler Funds:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of the Gannett, Welsh & Kotler Funds comprising the GW&K Equity Fund and the GW&K Large Cap Growth Fund (the Funds) as of September 30, 2001, and the related statements of operations for the year then ended and the statements of changes in net assets and the financial highlights for the periods indicated thereon. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2001, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the portfolios constituting the Gannett, Welsh & Kotler Funds, as of September 30, 2001, the results of their operations for the year then ended and the changes in their net assets and their financial highlights for the periods indicated thereon, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
November 2, 2001